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                                                                      Exhibit 23

                       TECHNISOURCE, INC AND SUBSIDIARIES
                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Technisource, Inc.
Fort Lauderdale, Florida

We consent to the incorporation by reference in the registration statement (No. 333-66787) on Form S-8 of Technisource, Inc. of our report dated February 12, 2002, relating to the consolidated balance sheets of Technisource, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Technisource, Inc.

                                               KPMG LLP

Fort Lauderdale, Florida
March 29, 2002